LifeVantage Announces First Quarter Fiscal Year 2014 Results

Successfully Completes $40 Million Common Stock Modified Dutch Auction at $2.45

Expands Branding Reach with Jersey-Front Partnership with Real Salt Lake Professional Soccer Team

Company Reiterates Fiscal 2014 Revenue, Operating Income and EPS Guidance

Salt Lake City, UT, November 7, 2013, LifeVantage Corporation (NASDAQ: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, today reported financial results for the fiscal 2014 first quarter ended September 30, 2013.
Fiscal 2014 First Quarter Highlights:

•	Net revenue was $51.3 million; negatively impacted 7.4% by year-over-year foreign currency fluctuation;

•	Cash and cash equivalents increased $1.7 million to $28.0 million compared to year end fiscal year 2013; and

•	The number of active independent distributors increased to 67,000 and active preferred customers totaled 139,000.
Douglas C. Robinson, President and Chief Executive Officer of LifeVantage stated, "As expected, our revenue level during the first quarter was similar to the same period last year but would have increased over 4% if you exclude the devaluation of the Yen. Overall, financial results in the first quarter were in-line with our expectations; therefore, we are reiterating our annual revenue, operating income and earnings per share guidance. During the quarter, we also generated strong cash flow and continued to strengthen our balance sheet.”
Mr. Robinson continued, “During the past few months, we have achieved some very important goals that have enhanced our platform and which we believe have strengthened our company. We believe the achievement of these goals will enable us to deliver improved shareholder value over the long-term. These accomplishments include the following:

•	In addition to our quarterly sales promotions, in July 2013 we launched a major sales promotion program, “MyLifeVenture” for our new and existing distributors;

•
In October 2013 we announced that we entered into a sports marketing partnership with the Real Salt Lake professional soccer team, which we believe will raise domestic and international awareness of our LifeVantage brand;

•	We will begin selling our products for personal consumption in the Philippines in December, in-line with our strategy to selectively and strategically enter into new international markets; and

•
We entered into a new credit facility and completed a modified Dutch auction under which we repurchased over 16 million shares of our common stock, which brings the cumulative amount of cash we have paid to shareholders for the repurchase of shares to over $50 million in this calendar year.

“We believe that these recent initiatives will reinvigorate long-term revenue growth. The company continues to realize strong cash flow and we are committed to reducing our total shares outstanding while maintaining ample capital to invest in the future of our business. These initiatives position our company to generate positive long-term returns for our shareholders.”
Fiscal 2014 First Quarter Results

For the first fiscal quarter ended September 30, 2013, the Company reported net revenue of $51.3 million, compared to $52.9 million for the same period in fiscal 2013. Revenue for the quarter was negatively impacted 7.4% by foreign currency fluctuation.
Gross profit for the first fiscal quarter ended September 30, 2013 was $43.5 million, compared to $45.1 million for the same period last year, delivering a gross margin of 84.8%, compared to 85.2% in the prior year period.
Operating income for the first fiscal quarter of 2014 was $5.1 million, compared to $6.9 million in the same period last year. Operating margin in the first fiscal quarter of 2014 was 9.9%, compared to 13.1% in the prior year period. The decline in operating margin in the first fiscal quarter of 2014 is due to lower sales growth in the quarter coupled with planned higher operating expenses needed to expand the Company’s core operational functions. These investments included costs associated with continued quarterly sales promotions, the office space the Company opened in fiscal year 2013 in Tokyo, Japan, consolidation of the Company’s office space in Salt Lake City, Utah, personnel hires required to perform operational functions, and investments in back-office program support systems such as a robust accounting/ERP system and commission system capable of supporting an expanding distributor base and global expansion. The Company anticipates that future operating expenses are expected to be in line with future revenue growth.
Net income for the first fiscal quarter of 2014 was $3.3 million, or $0.03 per diluted share. This compares to net income in the first fiscal quarter of 2013 of $4.2 million, or $0.03 per diluted share.
Balance Sheet & Liquidity

The Company's cash and cash equivalents at September 30, 2013 were $28.0 million, compared to $26.3 million as of June 30, 2013. The Company generated $4.9 million of cash flow from operations in the first fiscal quarter of 2014 compared to $0.9 million in the first fiscal quarter of 2013.
In the first fiscal quarter of 2014, the Company completed its $5 million stock repurchase program that was implemented in the fourth quarter of fiscal 2013. In the first quarter of fiscal 2014, the Company repurchased 1.1 million shares for $2.9 million.
Subsequent to the end of the first fiscal quarter, the Company announced that it entered into a Financing Agreement on October 18, 2013, with a fund managed by TCW Special Situations,

LLC. The Financing Agreement provides for a senior secured credit facility in an aggregate principal amount of up to $67 million, of which $47 million was funded at closing (the "Term Loan") and up to $20 million (the “Delayed Draw Term Loan”) will be available for borrowing in specified minimum amounts and subject to certain conditions until October 18, 2014. The Term Loan is a five year loan maturing on October 18, 2018 and the principal amount is repayable in consecutive quarterly installments beginning with the calendar quarter ending March 31, 2014.
On October 31, 2013, the Company also announced that it completed a modified Dutch auction which was funded with proceeds received under the credit facility. The Company has repurchased an aggregate of 16,326,530 shares of its common stock at a purchase price of $2.45 per share, for an aggregate cost of approximately $40 million. The shares repurchased in the modified Dutch auction represent approximately 13.9% of the Company’s total shares outstanding as of September 13, 2013.
Fiscal Year 2014 Guidance
The Company is reiterating its annual revenue, operating income and annual earnings per share guidance, which includes the expected impact of the loan under the recent credit facility agreement and completion of the modified Dutch auction. The Company continues to expect to generate revenue in the range of $225 to $235 million in fiscal year 2014. The Company expects to generate GAAP operating income in the range of $20.5 to $23.5 million, and an operating margin of 9% to 10%.The Company expects to generate earnings per diluted share in the range of $0.09 to $0.11, based on estimated weighted average diluted shares outstanding of 111 million.
Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 401-4685 from the U.S. International callers can dial (719) 457-2630. A telephone replay will be available approximately two hours after the call concludes and will be available through Saturday, November 9, 2013, by dialing (877) 870-5176 from the U.S. and entering confirmation code 5202716, or (858) 384-5517 from international locations, and entering confirmation code 5202716.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based network marketing company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future revenue, operating income, operating margins, earnings per share, cash flow from operations and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (310) 954-1105
Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	September 30, 2013	June 30, 2013
(In thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$27,957	$26,299
Accounts receivable	923	1,789
Income tax receivable	298	2,150
Inventory	10,625	10,524
Current deferred income tax asset	2,885	2,885
Prepaid expenses and deposits	2,202	2,294
Total current assets	44,890	45,941

Long-term assets
Property and equipment, net	5,490	5,692
Intangible assets, net	1,765	1,747
Long-term deferred income tax asset	730	730
Other long-term assets	1,588	1,374
TOTAL ASSETS	$54,463	$55,484
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,000	$5,171
Commissions payable	7,648	7,564
Reserve for sales returns	1,041	648
Other accrued expenses	6,741	7,183
Total current liabilities	18,430	20,566

Long-term liabilities
Other long-term liabilities	950	973
Total liabilities	19,380	21,539

Commitments and contingencies
Stockholders' equity
Preferred stock - par value $.001, 50,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $.001, 250,000 shares authorized; 117,713 and 117,088 issued and outstanding as of September 30, 2013 and June 30, 2013, respectively	118	121
Additional paid-in capital	111,432	110,413
Accumulated deficit	(76,080)	(76,476)
Accumulated other comprehensive loss	(387)	(113)
Total stockholders’ equity	35,083	33,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,463	$55,484

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	For the three months ended September 30,
	2013	2012
(In thousands, except per share data)
Sales, net	$51,328	$52,859
Cost of sales	7,809	7,807
Gross profit	43,519	45,052

Operating expenses:
Sales and marketing	30,242	29,540
General and administrative	7,401	7,853
Research and development	307	514
Depreciation and amortization	499	238
Total operating expenses	38,449	38,145
Operating income	5,070	6,907

Other income (expense), net:
Interest and other income (expense), net	38	(41)
Total other income (expense)	38	(41)
Net income before income taxes	5,108	6,866
Income tax expense	(1,852)	(2,701)
Net income	$3,256	$4,165
Net income per share:
Basic	$0.03	$0.04
Diluted	$0.03	$0.03
Weighted average shares outstanding:
Basic	114,666	110,867
Diluted	123,542	125,781

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(274)	(5)
Other comprehensive loss	$(274)	$(5)
Comprehensive income	$2,982	$4,160

	LIFEVANTAGE CORPORATION
	Sales by Region
	(Unaudited)

	Three months ended September 30,
	2013		2012
(In thousands)
Americas	$34,498	67%	$32,306	61%
Asia/Pacific	16,830	33%	20,553	39%
Total Net Sales	$51,328	100%	$52,859	100%

	LIFEVANTAGE CORPORATION
	Active Independent Distributors (1)
	(Unaudited)

	September 30,
	2013		2012
Americas	42,000	63%	35,000	65%
Asia/Pacific	25,000	37%	19,000	35%
Total	67,000	100%	54,000	100%

	LIFEVANTAGE CORPORATION
	Active Preferred Customers(2)
	(Unaudited)

	September 30,
	2013		2012
Americas	115,000	83%	114,000	83%
Asia/Pacific	24,000	17%	23,000	17%
Total	139,000	100%	137,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.